Exhibit 10.8

PURCHASE AGREEMENT

AND ESCROW INSTRUCTIONS

Between

WXZ RETAIL GROUP/MACOMB, LLC,

as Seller

and

SERIES C, LLC

as Buyer

September 2, 2011

PURCHASE AGREEMENT

AND ESCROW INSTRUCTIONS

DATED:	Dated to be effective as of September 2, 2011 (the “Effective Date”).

PARTIES:	This Purchase Agreement and Escrow Instructions is between WXZ RETAIL GROUP/MACOMB, LLC,, an Ohio limited liability company (“Seller”), and SERIES C, LLC, an Arizona limited liability company (“Buyer”).

WHEREAS, as of the Effective Date, Seller is the fee title owner of that certain parcel of improved property located at 15300 21 Mile Rd., Macomb Township, Michigan, and legally described on Exhibit A attached hereto (the “Real Property”);

WHEREAS, as of the Effective Date, the Real Property is improved with a building containing approximately 7,000 square feet (the “Building”). The Real Property, the Building and the improvements to the Real Property (collectively, the “Improvements”) are leased to Advance Stores Company, Inc. (“Tenant”), in accordance with a written lease (the “Lease”). The Real Property, the Building, the Improvements, the personal property, if any, of Seller located on the Real Property and Seller’s interest in the Lease and all rents issued and profits due or to become due thereunder after the COE (as defined herein) are hereinafter collectively referred to as the “Premises”; and

WHEREAS, Buyer desires to purchase the Premises from Seller and Seller desires to sell the Premises to Buyer free and clear of all liens, all as more particularly set forth in this Purchase Agreement and Escrow Instructions (the “Agreement”).

NOW THEREFORE, in consideration of the promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer (each, a “Party” and, collectively, the “Parties”) hereby agree as follows:

1. INCORPORATION OF RECITALS. All of the foregoing Recitals are hereby incorporated as agreements of the Parties.

2. BINDING AGREEMENT. This Agreement constitutes a binding agreement between Seller and Buyer for the sale and purchase of the Premises subject to the terms set forth in this Agreement. Subject to the limitations set forth in this Agreement, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. This Agreement supersedes all other written or verbal agreements between the Parties concerning any transaction embodied in this Agreement. No claim of waiver or modification concerning the provision of this Agreement shall be made against a Party unless based upon a written instrument signed by such Party.

3. INCLUSIONS IN PREMISES.

(a) The Premises. The term “Premises” shall also include the following:

(1) all interest of Seller in the tenements, hereditaments and appurtenances pertaining to the Real Property;

(2) all mineral, water and irrigation rights of Seller, if any, running with or otherwise pertaining to the Real Property;

(3) all interest, if any, of Seller in any road adjoining the Real Property;

(4) all interest, if any, of Seller in any award made or to be made or settlement in lieu thereof for damage to the Premises or any portion thereof by reason of condemnation, eminent domain or exercise of police power;

(5) all of Seller’s interest in the Building, the Improvements and any other improvements and fixtures on the Real Property;

(6) all of Seller’s interest, if any, in any equipment, machinery and personal property located on or used in connection with the Real Property (collectively, the “Personalty”);

(7) the Lease and all security deposits, if any, now or hereafter due thereunder; and,

(8) all of Seller’s interest, to the extent transferable, in all permits and licenses (collectively, the “Permits”), warranties (specifically including, without limitation, any warranty related to the roof of each Building and the guaranties and warranties under the construction contracts, to the extent any exist) (collectively, the “Warranties”), and contractual rights, to the extent any exist (excluding any contractual rights to the general construction contract and architectural/engineering plans) (collectively, the “Contracts”) with respect to the operation, maintenance, repair or improvement of the Premises.

(b) The Transfer Documents. The Personalty owned by each Seller shall be transferred by that certain bill of sale from such Seller to Buyer, the agreed upon form of which is attached hereto as Exhibit B (collectively, the “Bills of Sale”); each Lease shall be transferred by that certain assignment and assumption of lease, the agreed upon form of which is attached hereto as Exhibit C (collectively, the “Assignments of Lease”); the Permits, Warranties and Contracts in which each Seller has an interest shall be transferred by that certain assignment and assumption agreement, the agreed upon form of which is attached hereto as Exhibit D (collectively, the “Assignment Agreements”); and each parcel Real Property, together with the Building and the Improvements located thereon shall be transferred and conveyed by each Seller by execution and delivery of a limited or special warranty deed, the agreed upon form of which is attached hereto as Exhibit E (collectively, the “Deeds”). The Bills of Sale, the Assignments of Lease, the Assignment Agreements and the Deeds are hereinafter collectively referred to as the “Transfer Documents”.

4. PURCHASE PRICE. The price to be paid by Buyer to Seller for the Premises is TWO MILLION NINETY-NINE THOUSAND and NO/100 Dollars ($2,099,000.00) (the “Purchase Price”), payable as follows:

(a) Twenty-Five Thousand and No/100 Dollars ($25,000.00) earnest money (said amount, plus all interest earned or accrued thereon, the “Earnest Money Deposit”) to be deposited in escrow with First American Title National Commercial Services, The Esplanade Commercial Center, 2425 E. Camelback Road, Suite 300, Phoenix, Arizona 85016, Attention: Brandon Grajewski (“Escrow Agent”) not later than five (5) business days following the receipt by Escrow Agent of a fully-executed original of this Agreement (said receipt by Escrow Agent of both a fully-executed original of this Agreement and the Earnest Money Deposit, the “Opening of Escrow”), which Earnest Money Deposit is to be held by Escrow Agent until released to Seller or Buyer as provided herein or paid to Seller at close of escrow (“COE”); and

(b) Such amounts, in additional cash, or other immediately available funds (as may be increased or decreased by such sums as are required to take into account any additional deposits, prorations, credits, or other adjustments required by this Agreement), set forth in a settlement or closing statement prepared by Escrow Agent and approved by Buyer and Seller in connection with COE, to be deposited in escrow with Escrow Agent on or before COE as to such Premises, which sum is to be held by Escrow Agent until cancellation of this Agreement as provided herein or paid to Seller at COE.

5. DISPOSITION OF EARNEST MONEY DEPOSIT. Seller and Buyer hereby instruct Escrow Agent to place the Earnest Money Deposit in a federally insured interest-bearing passbook account on behalf of Seller and Buyer. The Earnest Money Deposit shall be applied as follows:

(a) if Buyer cancels this Agreement as Buyer is so entitled to do as provided in this Agreement, the Earnest Money Deposit shall be paid immediately to Buyer;

(b) if the Earnest Money Deposit is forfeited by Buyer pursuant to this Agreement, such Earnest Money Deposit shall be paid to Seller as Seller’s agreed and total liquidated damages, it being acknowledged and agreed that it would be difficult or impossible to determine Seller’s exact damages; and

(c) if escrow closes, the Earnest Money Deposit shall be credited to Buyer, automatically applied against the Purchase Price and paid to Seller at COE.

6. PRELIMINARY TITLE REPORT AND OBJECTIONS. (a) Within ten (10) days after the Opening of Escrow, Escrow Agent shall deliver a current Preliminary Title Report (each, a “Report” and, collectively, the “Reports”) for an ALTA extended coverage title insurance policy (the “Owner’s Policy”) on the Premises to Buyer and Seller in the amount of the Purchase Price. The Report shall show the status of title to the Premises as of the date of the Report and shall also describe the requirements of Escrow Agent for the issuance of the Owner’s Policy. The cost of the Owner’s Policy shall be split equally by the Seller and Buyer; provided, however, that any additional costs for an extended coverage policy, endorsements thereto (excluding, however, those endorsements required to cure one or more Objectionable Matters (as defined herein), which endorsements shall be issued at Seller’s sole cost and expense), or any lender’s title policy shall be paid by Buyer. In addition to the Report, Escrow Agent shall simultaneously deliver to Buyer complete, legible copies of all documents identified in Part Two of Schedule B of the Report.

(b) If Buyer is dissatisfied with any exception to title as shown in the Report ( “Objectionable Report”), then Buyer may, by giving written notice thereof to Escrow Agent and Seller on or before expiration of the Study Period (as defined herein), either (i) terminate this Agreement, whereupon the Earnest Money Deposit shall be paid immediately to Buyer and all documents deposited in escrow by Buyer shall be returned to Buyer without delay, or (ii) provisionally accept the title to the Premises subject to Seller’s agreement, in Seller’s sole discretion, to cause the removal of any disapproved exceptions or objections, in which case Seller shall (at its sole cost) remove the exceptions or objections (or, if acceptable to Buyer, obtain title insurance endorsements over the exceptions and objections) before COE.

If Buyer gives notice to Seller of its election of option (ii) above, Seller shall notify Buyer in writing within five (5) business days after receiving Buyer’s written notice of disapproval of any exceptions or objectionable matters (“Objectionable Matters”) whether Seller intends to remove (or endorse over) any such exception and/or objectionable matter. Seller’s lack of response shall be deemed as Seller’s refusal to remove the Objectionable Matters (or obtain title insurance endorsements over the Objectionable Matters) prior to COE.

(c) In the event the Report is amended (an “Amended Report”) to include new exceptions that are not set forth in the prior Report, which materially affect title to, or the use of, the Premises, Buyer shall have until the later of (i) the expiration of the Study Period, (ii) the date seven (7) days after Buyer’s receipt of both such Amended Report and copies of the documents identified in the new exceptions or new requirements, or (iii) the date five (5) days after Buyer’s receipt of any Survey revised to reflect any such new exceptions within which to either (Y) terminate this Agreement as set forth in Section 6(b) above or (Z) to provisionally accept the title to the Premises subject to Seller’s agreement to cause the removal of any disapproved exceptions or objections. Buyer shall, within ten (10) business days of receipt of the Amended Report, provide Seller with an updated Survey reflecting any such new exceptions, provided the same are capable of being shown on the Survey.

(d) In the event Buyer provisionally accepts title to the Premises pursuant to Sections 6(b) and/or 6(c) above, if Seller serves notice to Buyer that Seller does not intend to remove the Objectionable Matters from the Objectionable Report and/or Amended Report, as applicable, before COE, or fails to timely respond to Buyer’s notice of Objectionable Matters, Buyer shall, within five (5) business days after receipt of such notice from Seller (or, if Seller fails to timely respond to notice of Objectionable Matters given by Buyer, within five (5) business days after the expiration of Seller’s five (5) business day response period) notify Seller and Escrow Agent in writing of Buyer’s election to either (i) terminate this Agreement as set forth in Section 6(b) above, or (ii) waive such objections. If written notice of either satisfaction or dissatisfaction as to the Report is not timely given by Buyer to Seller pursuant to this Section 6, then Buyer shall be deemed to have disapproved of the condition of the title of the Premises and shall have elected to terminate this Agreement as set forth in Section 6(b) above.

7. BUYER’S STUDY PERIOD.

(a) The Study Period. As to the Premises, Buyer shall have until 11:59 p.m. MST on the later of (i) the thirtieth (30th) day after the Effective Date, (ii) the thirtieth (30th) day after Buyer’s receipt of all deliveries of Seller’s Diligence Materials (as defined herein), or (iii) the tenth (10th) day after Buyer’s receipt of the Survey (the “Study Period”), at Buyer’s sole cost, within which to conduct and approve any investigations, studies or tests deemed necessary by Buyer, in Buyer’s sole discretion, to determine the feasibility of acquiring the Premises, including, without limitation, Buyer’s right to: (i) review and approve the Survey, the Lease and the Contracts; (ii) meet and confer with Tenant, provided Purchaser first coordinates such communication with Seller and receives Seller’s consent, not to be unreasonably withheld; and (iii) obtain, review and approve an environmental study of the Premises (collectively, “Buyer’s Diligence”).

(b) Right of Entry. Subject to the prior rights of Tenant in the Premises, Seller hereby grants to Buyer and Buyer’s agents, employees and contractors, upon advance notice to Seller and approval by Tenant, not to be unreasonably withheld, conditioned, or delayed, the right to enter upon the Premises, at any time or times during the Study Period, to conduct Buyer’s Diligence. In consideration therefor, Buyer shall and does hereby agree to indemnify and hold Seller harmless from any and all liabilities, claims, losses or damages, including, but not limited to, court costs and attorneys’ fees, which may be incurred by Seller as a direct result of Buyer’s Diligence. Buyer’s indemnity and hold harmless obligation shall survive cancellation or termination of this Agreement or COE.

(c) Cancellation. Unless Buyer so notifies Seller or Escrow Agent, in writing, on or before the end of the Study Period, of Buyer’s acceptance of the Premises and waiver of the contingencies as set forth in this Section 7, this Agreement shall be canceled and the Earnest Money Deposit shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.

(d) Tenant Right of First Refusal or Right of First Offer. Notwithstanding the fact that the Lease may contain a tenant right of first refusal or right of first offer (either such right, a “ROFR”), Buyer hereby agrees that the Study Period shall commence and run as set forth in Section 7(a) above, and commencement thereof shall not be tolled pending receipt of a written waiver of such ROFR rights from Tenant; provided, however, that in return therefor, Seller hereby agrees that, in the event Tenant does give notice of its intent to exercise its ROFR or does actually exercise its ROFR, this Agreement shall be terminated, whereupon the Earnest Money Deposit shall be paid immediately to Buyer, all documents deposited in escrow by Buyer shall be returned to Buyer without delay, Seller shall promptly reimburse to Buyer all reasonable out-of-pocket and third-party property diligence expenses incurred by Buyer related to the Premises, including, without limitation, reasonable attorneys’ fees and costs, and neither of the Parties shall have any further liability or obligation under this Agreement.

8. DELIVERY OF SELLER’S DILIGENCE MATERIALS.

(a) Deliveries to Buyer. Seller agrees to deliver to Buyer contemporaneously with the Opening of Escrow the following items, to the extent they are within Seller’s possession or control, for the Premises (collectively, “Seller’s Diligence Materials”), all at no cost to Buyer:

(i) the Lease, including all amendments thereto and guaranties thereof;

(ii) to the extent Seller has been served with the same, copies of all claims or suits by Tenant or third-parties involving the Premises or the Lease or any Contracts applicable to the Premises (whether or not covered by insurance);

(iii) copies of all Contracts (excluding any architect or engineering contract), Warranties and Permits applicable to the Premises;

(iv) Seller’s latest ALTA “as-built” survey of the Premises or Seller’s “as-built” plan of the Premises together with an ALTA survey, whichever was completed for the Premises;

(v) tax receipts and real estate tax information applicable to the Premises;

(vi) Seller’s existing title policy applicable to the Premises;

(vii) site/building plans, including the site plan with respect to the Premises;

(viii) Certificate of Occupancy applicable to the Premises;

(ix) environmental reports, soil boring logs and soils reports applicable to the Premises;

(x) zoning information, to be provided on the existing survey contemplated by § 8(a)(iv) above;

(x) a list of all capital expenditures, if any, made by Seller with respect to the Premises since the initial construction thereof; and

(xi) any material notices given under the Lease applicable to the Premises.

Should Seller receive new or updated information regarding any of the matters set forth in this Section 8(a) after the Effective Date and prior to COE, Seller will immediately notify Buyer of such fact and will promptly deliver complete copies thereof to Buyer.

(b) Delivery by Buyer. If this Agreement is canceled for any reason, Buyer agrees to deliver to Seller all copies of Seller’s Diligence Materials delivered to Buyer with respect to the Premises.

9. THE SURVEY. If Buyer desires a survey in addition to the survey provided by Seller pursuant to § 8(a)(iv) above, then promptly after the Opening of Escrow, Buyer shall cause a surveyor licensed in the State of Michigan to complete and deliver to Escrow Agent, Buyer and Seller a current, certified ALTA survey of the Real Property, Building and Improvements prior to the expiration of the Study Period (the “Survey”), whereupon, at Buyer’s option, the legal description in the Survey shall control over the description in Exhibit A attached hereto to the extent they may be inconsistent provided, however, Seller shall convey title with the same legal description that is of record unless the Surveyor certifies that the new legal description describes the same Premises as that described in the record title, and the county recorder accepts such new legal description for recording. Buyer shall compensate Seller for all county recorder expenses relating to accepting any new legal description. The Survey shall set forth the legal description and boundaries of the Real Property and all easements, encroachments and improvements thereon.

10. IRS SECTION 1445. Seller shall furnish to Buyer in escrow by COE a sworn affidavit (the “Non-Foreign Affidavit”) stating under penalty of perjury that Seller is not a “foreign person” as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Tax Code”). If Seller does not timely furnish the Non-Foreign Affidavit, Buyer may withhold (or direct Escrow Agent to withhold) from the Purchase Price an amount equal to the amount required to be so withheld pursuant to Section 1445(a) of the Tax Code, and such withheld funds shall be deposited with the Internal Revenue Service as required by such Section 1445(a) and the regulations promulgated thereunder. The amount withheld, if any, shall nevertheless be deemed to be part of the Purchase Price paid to Seller.

11. DELIVERY OF POSSESSION. Seller shall deliver possession of the Premises to Buyer at COE subject only to the rights of Tenant under the Lease as approved by Buyer as part of Buyer’s Diligence.

12. BUYER’S CONDITIONS PRECEDENT. In addition to all other conditions precedent set forth in this Agreement, Buyer’s obligations to perform under this Agreement and to close escrow are expressly subject to the following:

(a) the delivery by Seller to Escrow Agent, for delivery to Buyer at COE, of the executed original Transfer Documents;

(b) the issuance of the Owner’s Policy (or a written commitment therefor) subject only to those matters approved or deemed approved by Buyer pursuant to this Agreement;

(c) the delivery by Seller to Buyer at COE of all security deposits and a prorated amount of pre-paid/abated rents under the Lease, if any, in the form of a credit in favor of Buyer against the Purchase Price;

(d) the deposit by Seller with Buyer not later than five (5) days prior to COE of (i) an original estoppel certificate, in Tenant’s standard form attached hereto as Exhibit G, dated not more than forty-five (45) days prior to COE, executed by Tenant and naming Buyer (or its designee) and such lender of which Buyer provides written notice to Seller pursuant to the notice provisions hereof (“Lender”) as addressees (Seller shall notify Buyer of the exact names and addresses for the estoppel certificate and subordination, non-disturbance and attornment agreement at least thirty (30) days prior to COE); (ii) a subordination, non-disturbance and attornment agreement executed by Tenant for the benefit of Lender, in Tenant’s standard form as set forth in the Lease (or, if no form is set forth in the Lease, in a form reasonably acceptable to Tenant); and (iii) provided a reciprocal easement agreement (“REA”) or declaration of covenants, conditions, and/or restrictions (“Declaration”) affects the Premises, and provided such REA or Declaration imposes a recurring monetary obligation on the Premises and imposes an obligation on the parties to such REA or Declaration to provide an estoppel certificate to the other parties thereto upon request, an estoppel certificate executed by the parties to any such REA or Declaration addressed or certified to Buyer and Lender in accordance with such REA or Declaration. In the event any such REA or Declaration imposes a recurring monetary obligation on the Premises but does not impose an obligation on the parties to such REA or Declaration to provide an estoppel certificate to the other parties thereto upon request, Seller shall use commercially reasonable efforts to obtain an estoppel certificate for Buyer and Lender, but in no event, shall receipt of such estoppel certificate be a condition precedent to COE.

(e) the deposit with Escrow Agent of an executed affidavit of Seller and such other documentation as may be reasonably required by Escrow Agent to allow for the deletion of the mechanics’ lien exception from the Owner’s Policy;

(f) the delivery by Seller to Buyer of the final Certificate of Occupancy for the Premises (the original Certificate of Occupancy shall be delivered if it is in Seller’s possession);

(g) the deposit with Escrow Agent of a letter from Seller to Tenant requesting that future rent under the Lease be paid to Buyer;

(h) there has been no “Insolvency Event” with respect to Tenant. As used in this subsection (h), an “Insolvency Event” shall have occurred if Tenant becomes insolvent within the meaning of the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended (the “Bankruptcy Code”), files or notifies Seller or any affiliate of Seller that it intends to file a petition under the Bankruptcy Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, hereinafter, an “Action”), becomes the subject of either a petition under the Bankruptcy Code or an Action, or is not generally paying its debts as the same become due;

(i) delivery to Buyer of the original, fully-executed Lease, and a copy of all guaranties thereof, all exhibits, amendments and other modifications thereto, and, if Seller is not the original landlord under the Lease, all assignments necessary to establish that Seller is the successor-in-interest to the landlord’s rights under the Lease; and

(j) delivery to Buyer of originals of the Contracts, Warranties and Permits, if any, in the possession of Seller or Seller’s agents, including, without limitation, any warranties covering the roof or any other part of the Improvements, and any correspondence with respect thereto, together with such non-proprietary leasing and property manuals, files and records which are material in connection with the continued operation, leasing and maintenance with respect to the Premises.

If the foregoing conditions have not been satisfied by the specified date or COE, as the case may be, and provided Buyer notifies Seller in writing of such deficiency and Seller fails to satisfy such deficiency within fifteen (15) days of receipt of such written notice, then Buyer shall have the right, at Buyer’s sole option, by giving written notice to Seller and Escrow Agent, to (i) terminate this Agreement, whereupon the Earnest Money Deposit shall be paid immediately to Buyer, all documents deposited in escrow by Buyer shall be returned to Buyer without delay and neither of the Parties shall have any further liability or obligation under this Agreement, or (ii) extend such specified date or COE, as applicable, for the Premises, at Buyer’s option, for such amount of time as Buyer deems reasonably necessary to allow Seller to satisfy such conditions.

13.	SELLER’S REPRESENTATIONS WARRANTIES AND COVENANTS.

(a) Seller hereby represents and warrants to Buyer as of the Effective Date and again as of COE that:

(i) to Seller’s actual knowledge, there are no unrecorded leases (other than the Lease), liens or encumbrances which may affect title to the Premises; any existing financing secured by the Premises or any part thereof shall be satisfied and discharged in full at or prior to the COE and any liens or encumbrances relating thereto shall be terminated and released of record at or prior to the COE; and Seller does not have any defeasance, lender approval or prepayment obligations with respect to any existing financing which will delay the COE;

(ii) to Seller’s actual knowledge, no notice of violation has been issued with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of the Premises by any person, authority or agency having jurisdiction;

(iii) to Seller’s actual knowledge, there are no intended public improvements which will or could result in any charges being assessed against the Premises which will result in a lien upon the Premises;

(iv) to Seller’s actual knowledge, there is no impending or contemplated condemnation or taking by inverse condemnation of the Premises, or any portion thereof, by any governmental authorities;

(v) to Seller’s actual knowledge, there are no suits or claims pending or threatened with respect to or in any manner affecting the Premises or the Tenant, nor does Seller know of any circumstances which should or could reasonably form the basis for any such suits or claims which have not been disclosed in writing to Buyer by Seller;

(vi) Seller has not entered into and there is not existing any other agreement, written or oral, under which Seller is or could become obligated to sell the Premises, or any portion thereof, to a third party;

(vii) Seller has not taken any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon the Premises, or any portion thereof, or its potential use, and, to Seller’s knowledge, after due inquiry, there are no pending proceedings, the object of which would be to change the present zoning or other land-use limitations;

(viii) this transaction will not in any way violate any other agreements to which Seller is a party;

(ix) Seller has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, the agreed upon form of which are attached hereto as Exhibits;

(x) no default of Seller exists under the Lease; Seller has sent no notice of default to Tenant, and to Seller’s knowledge, no default of Tenant exists under the Lease; Seller has not received any notice or correspondence from Tenant or Tenant’s agents indicating Tenant’s desire, willingness or intent to amend, modify or terminate the Lease;

(xi) to the extent Seller is the original landlord under the Lease, the Lease was negotiated in an arms-length transaction;

(xii) all amounts due and payable by Seller under the Contracts, the REA’s and the Declarations have been paid in full and no default of Seller exists under any of the Contracts, any of the REA’s or any of the Declarations and, to Seller’s actual knowledge, no default of any other party exists under any of the Contracts, any of the REA’s or any of the Declarations;

(xiii) no consent of any third party is required in order for Seller to enter into this Agreement and perform Seller’s obligations hereunder;

(xiv) except as set forth in Seller’s Diligence Materials, Seller has no actual knowledge that there exists or has existed, and Seller itself has not caused any generation, production, location, transportation, storage, treatment, discharge, disposal, release or threatened release upon, under or about the Premises of any Hazardous Materials. “Hazardous Materials” shall mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile), or any other substance or material, defined as a “hazardous substance” by any federal, state, or local environmental law, ordinance, rule or regulation including, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Hazardous Materials Transportation Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, and the rules and regulations adopted and promulgated pursuant to each of the foregoing;

(xv) except as set forth in Seller’s Diligence Materials, to Seller’s actual knowledge, there is not now, nor has there ever been, on or in the Premises or any portion thereof underground storage tanks, any asbestos-containing materials or any polychlorinated biphenyls, including those used in hydraulic oils, electric transformers, or other equipment;

(xvi) to Seller’s knowledge, after due inquiry, there are no proceedings pending for the increase of the assessed valuation of the Premises or any portion thereof resulting in increased taxes that Advance Auto would not be responsible for under the Lease;

(xvii) to Seller’s actual knowledge, Tenant is not entitled to any free rent periods or rental abatements, concessions or other inducements under the Lease for any period subsequent to COE;

(xviii) the execution, delivery and performance of this Agreement and the Transfer Documents, the agreed upon form of which are attached hereto as Exhibits, have not and will not constitute a breach or default under any other agreement, law or court order under which Seller is a party or may be bound; and

(xix) There are no rights of first refusal or rights of first offer that would apply to the sale of Seller’s interest in the Premises.

As used in this Article 13(a), the actual knowledge of Seller shall be the actual knowledge of James R. Wymer, President of Seller. Seller represents and warrants that James R. Wymer is the person within Seller’s organization having the (x) direct responsibility for Seller’s interest in the Premises and (y) the most comprehensive knowledge of the matters set forth in this Article 13(a).

(b) Further, Seller hereby covenants to Buyer as of the Effective Date that:

(i) Seller will not enter into nor execute any agreement, written or oral, under which Seller is or could become obligated to sell the Premises, or any portion thereof, to a third party, without Buyer’s prior written consent;

(ii) Seller will not, without the prior written consent of Buyer, take any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon the Premises, or any portion thereof, or its potential use;

(iii) except for any item to be prorated at COE in accordance with this Agreement, all bills or other charges, costs or expenses arising out of or in connection with or resulting from Seller’s use, ownership, or operation of the Premises up to COE shall be paid in full by Seller;

(iv) all general real estate taxes, assessments and personal property taxes that have become due with respect to the Premises (except for those that will be prorated at COE) have been paid or will be so paid by Seller prior to COE;

(v) between the Effective Date and COE or any earlier termination of this Agreement, Seller shall not execute or enter into any lease with respect to the Premises, or terminate, amend, modify, extend or waive any rights under the Lease without Buyer’s prior written consent, which consent may be withheld at Buyer’s discretion;

(vi) between the Effective Date and COE or any earlier termination of this Agreement, Seller shall, at its sole cost:

(1) continue to operate the Premises as heretofore operated by Seller subject to Buyer’s rights under this Agreement to direct specific activities of Seller;

(2) maintain or cause Tenant to maintain the Premises in its current condition and perform required and routine maintenance and make replacements of each part of the Premises that is tangible property (whether real or personal) and perform repairs or make replacements to any broken, defective or malfunctioning portion of the Premises that is tangible property (whether real or personal) as required by the Lease;

(3) pay or cause Tenant to pay (as applicable) prior to COE, all sums due for work, materials or services furnished or otherwise incurred in the ownership, use or operation of the Premises up to COE;

(4) comply or cause Tenant to comply with all governmental requirements applicable to the Premises;

(5) except as required by a governmental agency, not place or permit to be placed on any portion of the Premises any new improvements of any kind or remove or permit any improvements to be removed from the Premises without the prior written consent of Buyer;

(6) not restrict, rezone, file or modify any development plan or zoning plan or establish or participate in the establishment of any improvement district with respect to all or any portion of the Premises without Buyer’s prior written consent; and

(7) without Buyer’s prior written consent, Seller shall not, by voluntary or intentional act or omission to act, further cause or create any easement, encumbrance, or mechanic’s or materialmen’s liens, and/or similar liens or encumbrances to arise or to be imposed upon the Premises or any portion thereof that effects title thereto;

(vii) Seller shall and hereby does assign to Buyer, effective as of COE, all claims, counterclaims, defenses, or actions, whether at common law, or pursuant to any other applicable federal or state or other laws which Seller may have against any third parties relating to the existence of any Hazardous Materials in, at, on, under or about the Property (including Hazardous Materials released on the Property prior to COE and continuing in existence on the Property at COE);

(viii) Seller shall not, without the prior written consent of Buyer, provide a copy of, nor disclose any of the terms of, this Agreement to any appraiser, and Seller shall instruct Broker (as defined below) that it may not provide a copy of nor disclose any of the terms of this Agreement to any appraiser without the prior written consent of Buyer; and

(ix) should Seller receive notice or knowledge of any information regarding any of the matters set forth in this Section 13 after the Effective Date and prior to COE, Seller will promptly notify Buyer of the same in writing.

All representations, warranties and covenants made in this Agreement by Seller shall survive the execution and delivery of this Agreement and COE until the first anniversary of the Closing Date, provided that, Seller shall remain liable after such first anniversary for any breaches that Buyer notifies Seller of prior to such first anniversary.

14.	BUYER’S REPRESENTATIONS WARRANTIES AND COVENANTS.

(a) Buyer hereby represents and warrants to Seller as of the Effective Date and again as of COE that:

(i) Buyer has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, the agreed upon forms of which are attached hereto as Exhibits;

(ii) there are no actions or proceedings pending or to Buyer’s knowledge, threatened against Buyer which may in any manner whatsoever affect the validity or enforceability of this Agreement or any of the documents, the agreed upon forms of which are attached hereto as Exhibits; and

(iii) the execution, delivery and performance of this Agreement and the Transfer Documents, the agreed upon forms of which are attached hereto as Exhibits, have not and will not constitute a breach or default under any other agreement, law or court order under which Buyer is a party or may be bound.

(b) Further, Buyer hereby covenants to Seller as of the Effective Date that:

(i) should Buyer receive notice or knowledge of any information regarding any of the matters set forth in this Section 14 after the Effective Date and prior to COE, Buyer will promptly notify Seller of the same in writing.

All representations, warranties and covenants made in this Agreement by Buyer shall survive the execution and delivery of this Agreement and COE until the first anniversary of the Closing Date, provided that, Buyer shall remain liable after such first anniversary for any breaches that Seller notifies Buyer of prior to such first anniversary.

15. RENTS AND DEPOSITS. Seller and Buyer agree that, in addition to all other conditions and covenants contained herein, Seller shall deliver to Buyer and Escrow Agent not later than the day immediately prior to COE information, certified by Seller to be true and accurate as of the date thereof and as of the date of COE, with respect to (i) the amount of Tenant’s security deposit under the Lease, if any, and (ii) prepaid and/or abated rents, including, without limitation, the amount thereof and the date to which such rents have been paid.

16. BROKER’S COMMISSION. Concerning any brokerage commission, the Parties agree as follows:

(a) the Parties warrant to one another that they have not dealt with any finder, broker or realtor in connection with this Agreement except Luttner Retail Group (Mark Luttner) (“Broker”);

(b) if any person shall assert a claim to a finder’s fee or brokerage commission on account of alleged employment as a finder or broker in connection with this Agreement (including Broker), the Party under whom the finder or broker is claiming shall indemnify and hold the other Party harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought on such claim, including, but not limited to, counsel and witness fees and court costs in defending against such claim. The provisions of this subsection shall survive cancellation of this Agreement or COE; and

(c) Seller shall be responsible for payment of a commission to Broker in an amount previously agreed upon between Seller and Broker, which commission shall be paid at COE.

17. CLOSE OF ESCROW. COE shall be on or before 5:00 p.m. MST the fifteenth (15th) day after the expiration of the Study Period or such earlier date as Buyer may choose by giving written notice thereof to Seller and Escrow Agent (provided Seller can obtain the required estoppels and Subordination, Non-Disturbance and Attornment Agreements by such earlier date) (such date, the “Closing Date”). Buyer may extend the Closing Date for up to an additional thirty (30) days upon delivery of written notice to extend the Closing Date to Escrow Agent and Seller prior to the original Closing Date.

18. ASSIGNMENT. This Agreement may not be assigned by Seller without the prior written consent of Buyer which consent shall not be unreasonably withheld. Buyer may assign its rights under this Agreement to an affiliate of Buyer without seeking or obtaining Seller’s consent. Such assignment shall not become effective until the assignee executes an instrument whereby such assignee expressly assumes each of the obligations of Buyer under this Agreement, including specifically, without limitation, all obligations concerning the Earnest Money Deposit. Buyer may also designate someone other than Buyer, as grantee and/or assignee, under the Transfer Documents by providing written notice of such designation at least five (5) business days prior to COE. No assignment shall release or otherwise relieve Buyer from any obligations hereunder; provided, however, with respect to any assignment, if COE occurs the assigning party (but not the assignee) shall be relieved of all its obligations arising under this Agreement before, on and after COE.

19. RISK OF LOSS. Seller shall bear all risk of loss, damage or taking of the Premises which may occur prior to COE. In the event of any loss, damage or taking with respect to the Premises prior to COE, Buyer may, at Buyer’s sole option, by written notice to Seller and Escrow Agent within ten (10) days of Buyer’s receipt of notification of such loss, damage or taking, terminate this Agreement as set forth in Section 6(b) above. In the alternative, Buyer may attempt to negotiate an appropriate downward adjustment of the Purchase Price. If Seller and Buyer cannot agree upon such a downward adjustment within a reasonable period (not to exceed ten (10) days from the date Buyer receives notice of the loss) Buyer may terminate this Agreement as provided above. In the event of any loss, damage or taking which does not result in a termination of this Agreement, Seller shall at COE and as a condition precedent thereto, pay Buyer or credit Buyer against the Purchase Price the amount of any insurance or condemnation proceeds, or assign to Buyer, as of COE and in a form acceptable to Buyer, all rights or claims for relief to the same.

20. REMEDIES.

(a) Seller’s Breach. If Seller breaches this Agreement and provided Seller has not cured such breach within fifteen (15) days of receipt of written notice from Buyer of the nature of said breach, Buyer may, at Buyer’s sole option, either: (i) by written notice to Seller and Escrow Agent, terminate this Agreement, whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer, Seller shall promptly reimburse to Buyer its reasonable out-of-pocket and third-party property diligence expenses incurred not to exceed Twenty-Five Thousand Dollars ($25,000) and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder; or (iii) seek specific performance against Seller in which event COE shall be automatically extended as necessary. Notwithstanding the foregoing, if specific performance is unavailable as a remedy to Buyer because of Seller’s affirmative act or intentional omission, Buyer shall be entitled to pursue all rights and remedies available at law or in equity. This limitation of damages does not apply to the indemnification under Section 16.

(b) Buyer’s Breach. If Buyer breaches this Agreement and provided Buyer has not cured such breach within fifteen (15) days of receipt of written notice from Seller of the nature of said breach, Seller, as its sole remedy, shall be entitled to retain the Earnest Money Deposit in accordance with subsection 5(b) as Seller’s agreed and total liquidated damages, and Buyer shall pay for all title and escrow charges incurred. Seller hereby waives any right to seek any equitable or legal remedies against Buyer.

21. ATTORNEYS’ FEES. If there is any litigation to enforce any provisions or rights arising under this Agreement, the unsuccessful party in such litigation, as determined by the court, agrees to pay the successful party, as determined by the court, all costs and expenses, including, but not limited to, reasonable attorneys’ fees incurred by the successful party, such fees to be determined by the court. For purposes of this Section 21, a party will be considered to be the “successful party” if (a) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (b) such party did not initiate the litigation and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (c) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking.

22. NOTICES.

(a) Addresses. Except as otherwise required by law, any notice required or permitted hereunder shall be in writing and shall be given by personal delivery, or by deposit in the U.S. Mail, certified or registered, return receipt requested, postage prepaid, addressed to the Parties at the addresses set forth below, or at such other address as a Party may designate in writing pursuant hereto, or tested telex, or telegram, or telecopies (fax), or any express or overnight delivery service (e.g., Federal Express), delivery charges prepaid:

if to Seller:	WXZ Development Inc. 22720 Fairview Center Drive, #150 Fairview Park, OH 44126 Attn: Mark Conzelmann Tel.: (440) 801-1690 Fax: (440) 801-1689

with copies to:	Cary J. Zabell Co., L.P.A. 25700 Science Park Drive, Suite 250 Beachwood, Ohio 44122 Attn: Parker Zabell, Esq. Tel.: (216) 831-8111 Fax: (216) 831-8868

if to Buyer:	c/o Cole Real Estate Investments 2555 E. Camelback Road, Suite 400 Phoenix, AZ 85016 Attn: Legal Department Tel.: (602) 778-8700 Fax: (480) 449-7012

with copies to:	Snell & Wilmer L.L.P. One Arizona Center 400 E. Van Buren Street Phoenix, AZ 85004 Attn: Kevin T. Lytle, Esq. Tel.: (602) 382-6065 Fax: (602) 382-6070

if to Escrow Agent:	First American Title Insurance Company The Esplanade Commercial Center 2425 E. Camelback Road, Suite 300 Phoenix, Arizona 85016 Attn: Brandon Grajewski Tel.: (602) 567-8145 Fax: (602) 567-8101

(b) Effective Date of Notices. Notice shall be deemed to have been given on the date on which such notice is delivered, if notice is given by personal delivery or facsimile with confirmation receipt, and on the date received or refused, if mailed or deposited with the overnight carrier.

23. CLOSING COSTS.

(a) Closing Costs. Seller and Buyer agree to pay closing costs as indicated in this Agreement and in the escrow instructions attached hereto as Exhibit F, and by this reference incorporated herein (the “Escrow Instructions”). At COE, Seller shall pay (i) the costs of releasing all liens, judgments, and other encumbrances that are to be released and of recording such releases, (ii) one-half the fees and costs due Escrow Agent for its services, (iii) one-half of the transfer tax associated with the sale of the Premises, if any, (iv) one-half of the cost of a standard Owner’s Policy, and (v) all other costs to be paid by Seller under this Agreement. At COE, Buyer shall pay (i) one-half the fees and costs due Escrow Agent for its services, (ii) one-half of the cost of a standard Owner’s Policy, (iii) the incremental cost, if any, for extended coverage to the Owner’s Policy, (iv) the cost of all endorsements to the Owner’s Policy requested by Buyer, (v) the cost of any lender’s policy of title insurance, (vi) one-half of the transfer tax associated with the sale of the Premises, if any, (vii) the cost of the Survey and (viii) all other costs to be paid by Buyer under this Agreement. Except as otherwise provided for in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors incurred at any time in connection with pursuing or consummating the transaction contemplated herein. Real estate taxes shall be prorated based upon the current valuation and latest available tax rates as of the date of rent commencement under the Lease. Tenant is responsible for all taxes as of the date of rent commencement under the Lease. All prorations shall be calculated through escrow as of COE based upon the latest available information, including, without limitation, a credit to Buyer for any rent prepaid by Tenant for the period beginning with and including the date on which the closing occurs through and including the last day of the month in which the closing occurs. All other credits to Buyer shall be similarly prorated. If COE is on or after the 20th day of the calendar month in which COE occurs, the monthly base rent due to Buyer under the terms of the Lease for the full calendar month of the month following the day on which COE occurs (the “Initial Rent”) shall be credited to Buyer at COE (and, in such event, Tenant shall pay the Initial Rent to Seller and, notwithstanding the terms of the Lease, shall not be obligated to make a payment for the Initial Rent to Buyer). Any other closing costs not specifically designated as the responsibility of either Party in the Escrow Instructions or in this Agreement shall be paid by Seller and Buyer according to the usual and customary allocation of the same by Escrow Agent. Seller agrees that all closing costs payable by Seller shall be deducted from Seller’s proceeds otherwise payable to Seller at COE. Buyer shall deposit with Escrow Agent sufficient cash to pay all of Buyer’s closing costs. Except as provided in this Section 23(a), Seller and Buyer shall each bear their own costs in regard to this Agreement.

(b) Post-Closing Adjustment. If after COE, the parties discover any errors in adjustments and apportionments or additional information becomes available which would render the closing prorations inaccurate, the same shall be corrected as soon after their discovery as possible. The provision of this Section 23(b) shall survive COE except that no adjustment shall be made later than twelve (12) months after COE unless prior to such date the Party seeking the adjustment shall have delivered a written notice to the other Party specifying the nature and basis for such claim; provided, however, in the event an adjustment is sought due to the fact that current tax bills with respect to the Property had not yet been issued as of COE, the provisions of this Section 23(b) shall survive with respect to any closing proration of real property taxes until thirty (30) days after Buyer’s receipt of tax bills for the period of time during which COE occurred. In the event that such claim is valid, the Party against whom the claim is sought shall have ten (10) days in which to remit any adjustment due.

(c) Instructions. This Agreement, together with the Escrow Instructions, shall constitute escrow instructions for the transaction contemplated herein. Such escrow instructions shall be construed as applying principally to Escrow Agent’s employment.

24. ESCROW CANCELLATION CHARGES. If escrow fails to close because of Seller’s default, Seller shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close because of Buyer’s default, Buyer shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close for any other reason, Buyer shall be liable for any cancellation charges of Escrow Agent and all title charges to date. The provisions of this Section 24 shall survive cancellation of this Agreement.

25. APPROVALS. Concerning all matters in this Agreement requiring the consent or approval of any Party, the Parties agree that any such consent or approval shall not be unreasonably withheld unless otherwise provided in this Agreement.

26. RELEASES. Except as expressly provided in this Agreement, Seller and anyone claiming through Seller hereby releases Tenant from any and all claims of whatever kind or nature, in law or equity, whether now known or unknown to Seller, whether contingent or matured, that Seller may now have or hereafter acquire against Tenant for any costs, loss, liability, damage, expenses, demand, action or cause of action arising from or related to the Lease arising from events occurring prior to COE.

27. ADDITIONAL ACTS. The Parties agree to execute promptly such other documents and to perform such other acts as may be reasonably necessary to carry out the purpose and intent of this Agreement.

28. GOVERNING LAW. This Agreement shall be governed by and construed or enforced in accordance with the laws of the State of Michigan. In regard to any litigation which may arise in regard to this Agreement, the Parties shall and do hereby submit to the jurisdiction of and the Parties hereby agree that the proper venue shall be in any court of competent jurisdiction in the State of Michigan.

29. CONSTRUCTION. The terms and provisions of this Agreement represent the results of negotiations among the Parties, each of which has been represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the Parties each hereby waive the application of any rule of law which would otherwise be applicable in connection with the interpretation and construction of this Agreement that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed Agreement or any earlier draft of the same.

30. TIME OF ESSENCE. Time is of the essence of this Agreement. However, if this Agreement requires any act to be done or action to be taken on a date which is a Saturday, Sunday or legal holiday, such act or action shall be deemed to have been validly done or taken if done or taken on the next succeeding day which is not a Saturday, Sunday or legal holiday, and the successive periods shall be deemed extended accordingly.

31. INTERPRETATION. If there is any specific and direct conflict between, or any ambiguity resulting from, the terms and provisions of this Agreement and the terms and provisions of any document, instrument or other agreement executed in connection herewith or in furtherance hereof, including any Exhibits hereto, the same shall be consistently interpreted in such manner as to give effect to the general purposes and intention as expressed in this Agreement which shall be deemed to prevail and control.

32. HEADINGS. The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement.

33. FAX AND COUNTERPARTS. This Agreement may be executed by facsimile and/or in any number of counterparts. Each party may rely upon any facsimile or counterpart copy as if it were one original document.

34. INCORPORATION OF EXHIBITS BY REFERENCE. All Exhibits to this Agreement are fully incorporated herein as though set forth at length herein.

35. SEVERABILITY. If any provision of this Agreement is unenforceable, the remaining provisions shall nevertheless be kept in effect.

36. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, oral or written, with respect to the subject matter hereof. The provisions of this Agreement shall be construed as a whole and not strictly for or against any Party.

37. INDEMNITY. Seller shall indemnify, hold harmless and defend Buyer, Buyer’s affiliates, the partners, trustees, shareholders, members, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Indemnified Parties”) from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”) that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Buyer (a) relating to any actual or alleged events, acts or omissions occurring with respect to the Premises prior to COE that were not relating in any way to Buyer’s Due Diligence activities on the Premises, and/or (b) based upon Buyer’s ownership of the Premises but with respect to which the claimed loss, damage or injury occurred prior to COE. Buyer shall indemnify, hold harmless and defend Seller, Seller’s affiliates, the partners, trustees, shareholders, members, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all Claims that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Seller (y) relating to any actual or alleged events, acts or omissions occurring with respect to the Premises relating in any way to Buyer’s Due Diligence activities on each Premises or from and after COE, and/or (z) based upon Seller’s ownership of the Premises but with respect to which the claimed loss, damage or injury occurred from and after COE. The provisions of this Section 37 shall survive COE.

38. PRIVILEGE TAXES. Seller represents, warrants and covenants to Buyer that all state and local transaction privilege, sales, excise, use or similar taxes relating to the development, sale (excluding transfer tax which shall be split equally between Buyer and Seller) or rental of the Premises (including, without limitation any speculative builder tax, owner-builder tax, or construction contractor tax) which become due as of the COE have been paid. Seller shall indemnify, hold harmless and defend the Indemnified Parties from any and all Claims relating to a breach of the preceding sentence. The provisions of this Section shall survive COE until the first anniversary of the Closing Date, provided that, Seller shall remain liable after such first anniversary for any breaches that Buyer notifies Seller of prior to such first anniversary.

39. REPAIR ITEMS HOLDBACK.

If the Estoppel indicates that there are any repair items still to be completed or repaired by Seller with respect to any Premises (“Repair Items”) and if, prior to COE, Tenant has not certified to Seller in writing that such items have been completed to Tenant’s reasonable satisfaction, Buyer and Seller agree to escrow an amount equal to One Hundred Twenty-Five Percent (125%) of the estimated cost to cure all Repair Items yet uncured as of COE (such cost to be estimated by Seller’s general contractor or architect, subject to Buyer’s reasonable approval of such estimate) (the “Repair Items Escrow”). The Repair Items Escrow shall be retained by the Escrow Agent from the Purchase Price paid by Buyer with respect to such Premises and shall be held by the Escrow Agent pursuant to the terms of an escrow agreement executed by Buyer, Seller and the Escrow Agent, which shall provide, in part, for release of the Repair Items Escrow to Seller upon written confirmation from Tenant of the satisfactory completion of the Repair Items and as more particularly set forth below.

After Closing, Seller and its agents and contractors shall have access to the applicable Premises to complete the Repair Items, subject to the rights of Tenant under the Lease. If Buyer has not received such written confirmation from Tenant that all such items have been completed to Tenant’s reasonable satisfaction within ninety (90) days following COE (the “Repair Items Cure Deadline”), or if Buyer has received notice from Tenant that Buyer is in default of its obligations with respect to the Repair Items pursuant to the applicable Lease, then Buyer shall be entitled, but not obligated, to undertake the cure of any remaining Repair Items and in connection therewith shall be entitled to retain up to the entire balance of the Repair Escrow upon presentation to Seller of invoices and other receipts for expenses reasonably incurred in connection therewith. Further, upon presentation by Buyer of evidence reasonably satisfactory to Seller that Buyer expended amounts in excess of the amount of the Repair Items Escrow to complete such Repair Items, Seller shall pay or cause to be paid to Buyer an amount equal to such excess within fifteen (15) days after receipt of such evidence. Notwithstanding the foregoing, in the event Seller reasonably demonstrates to Buyer that the Repair Items have been completed prior to the expiration of the Repair Items Cure Deadline and that the failure of Buyer to receive written confirmation from Tenant of such completion is due to Tenant’s delay in reviewing the Repair Items, then the Repair Items Cure Deadline shall be extended until Tenant completes its review of the Repair Items and issues its confirmation (or disapproval) of such Repair Items and Seller is afforded such additional time as is permitted pursuant to the Lease to complete the remaining Repair Items.

40. LIEN RELEASE CONDITION. Seller and Buyer hereby acknowledge and agree that (a) the Premises are encumbered by one or more liens securing debt of Seller (the “Existing Liens”) with limitations on Seller’s ability to prepay such debt, (b) Seller shall exercise good faith efforts to negotiate prepayment terms with its lenders that are reasonably acceptable to both Seller and such lenders (the “Prepayment Terms”), and (c) Seller shall have the right to terminate this Agreement in the event Seller has not negotiated final Prepayment Terms and provided written confirmation of such fact to Buyer, prior to the expiration of the Study Period, whereupon the Earnest Money Deposit shall be paid immediately to Buyer, all documents deposited in escrow by Buyer shall be returned to Buyer without delay, Seller shall promptly reimburse to Buyer all reasonable out-of-pocket and third-party property diligence expenses incurred by Buyer related to the Premises, including, without limitation, reasonable attorneys’ fees and costs (provided, however, such reimbursement obligation shall not exceed $25,000.00), and neither of the Parties shall have any further liability or obligation under this Agreement. If, at COE, Seller is unable to deliver the Premises free of all Existing Liens, Seller shall be in breach of this Agreement, and in the event Seller fails to cure such breach on or before November 15, 2011, Seller shall promptly pay to Buyer liquidated damages in the amount of $25,000.00, and neither of the Parties shall have any further liability or obligation under this Agreement.

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IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Effective Date.

SELLER:	WXZ Retail Group/Macomb, LLC, an Ohio limited liability company

	By:	/s/ James R. Wymer
Name: James R. Wymer
Its: President

BUYER:	SERIES C, LLC, an Arizona limited liability company

	By:	/s/ Todd J. Weiss
Todd J. Weiss
Its Authorized Officer

ESCROW AGENT’S ACCEPTANCE

The foregoing fully executed Agreement together with the Earnest Money Deposit is accepted by the undersigned this 8th day of September, 2011, which for the purposes of this Agreement shall be deemed to be the date of Opening of Escrow. Escrow Agent hereby accepts the engagement to handle the escrow established by this Agreement in accordance with the terms set forth in this Agreement.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Brandon Grajewski
Title: Escrow Officer